EXHIBIT 10.28

February 16, 2015

Gary Griffiths

Re:    Employment Offer Letter Agreement
Dear Gary,
iPass Inc. (the “Company”) is pleased to offer you the positions of President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”). The following letter agreement (the “Agreement”) provides the terms of our offer of employment.
I.    GENERAL TERMS OF EMPLOYMENT.
(1)    Duties and Position. You will be employed in the positions of President and Chief Executive Officer of the Company (“CEO”), reporting to the Board. You shall perform the duties of President and CEO as commonly associated with this position in the Company, as specified in the Bylaws of the Company, and as directed by the Board. If your employment with the Company terminates for any reason, you agree, if requested by the Board, to promptly tender your resignation from the Board.
(2)    Start Date. Your first date of employment will be February 23, 2015 (“Start Date”); provided, however, that you shall not assume the title or role of President and CEO until the first business day after the Company’s filing with the Securities and Exchange Commission of a Form 10-K for the year ending on December 31, 2014.
(3)    Work Location and Other Activities. You will work at the Company’s corporate headquarters which are currently located in Redwood Shores, California, subject to necessary business travel. During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company; provided, however, that you may serve as a director of one other corporation, provided that the name of this other corporation is disclosed in advance to the Board and the Board has determined that your director position with such other corporation will not present a conflict of interest with the Company. You may also spend time on charitable and other such activities, so long as they do not materially impact your ability to perform your duties under this Agreement.
(4)    Company Policies and Procedures. Your employment relationship with the Company also shall be governed by the general employment policies and procedures of the Company (including the Company’s Code of Conduct) (as may be changed from time to time in the discretion of the Company), and you agree to comply with these polices and procedures, except that if the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement will control.
II.    BASE SALARY AND BONUS.
(1)     Base Salary. You will be paid an initial annual salary of $260,000 per year (or $10,833.34 semi-monthly), less standard deductions and withholdings. Your cash compensation will next be reviewed by the Board for potential adjustment beginning in calendar year 2017, and will be reviewed annually thereafter in conjunction with the annual Board review of executive compensation, and will be based upon the Board’s assessment of both your performance and the Company’s performance.
(2)    Annual Bonus. You also will be eligible to earn an annual bonus for each calendar year beginning with calendar year 2015 during your employment if the performance goals established each year as part of the management incentive plan are achieved. The initial annual bonus target amount will be $325,000, less standard deductions and withholdings and the 2015 Bonus Target will be pro-rated for the percentage of the year since your Start Date. The Board, in consultation with you, will set the performance goals for each year. The Board will have the sole discretion to determine whether the goals have been achieved and to determine the amount of any bonus.
III.    EQUITY AWARDS.
(1)    Stock Option Grant. Subject to the approval of the Board, you will be granted an option to purchase 1,750,000 shares of Company common stock (the “Options”), with an exercise price equal to the fair market value of the Company’s common stock as of the date of grant, pursuant to the Company’s 2003 Equity Incentive Plan (the “Plan”). The Option will vest with respect to 25% of the shares subject to the Option on the first anniversary of the Start Date, and thereafter in a series of thirty-six (36) successive equal monthly installments over the three-year period measured from the first anniversary of the Start Date, so long as you remain in continuous service with the Company on each applicable vesting date. The Option shall be governed by the terms and conditions set forth in the Plan, and in the applicable stock option agreement and grant document.
(2)    Performance Shares. Subject to the approval of the Board, you will be granted performance shares covering 1,000,000 shares of the Company’s common stock (the “Performance Shares”). The Performance Shares shall be governed by the terms and conditions set forth in the Plan, and the applicable performance shares award agreement and grant document. The Performance Shares shall be subject to a right of repurchase in favor of the Company unless earned and vested.
IV.    EMPLOYEE BENEFITS.
You will be entitled to participate in the Company’s standard employee benefit plans pursuant to the terms and conditions of the benefit plans. The Company currently offers its employees health, dental, vision, life, AD&D, short term and long term disability insurance, and 401(k) plan participation. The Company may modify benefits from time to time in its discretion.
V.    CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT.
As a condition of employment, you are required to sign and abide by the Company’s standard Employee Confidentiality and Inventions Assignment Agreement (the “Confidentiality Agreement”), a copy of which has been provided to you and which is incorporated herein by reference.

VI.	AT-WILL EMPLOYMENT STATUS, SEVERANCE AND CORPORATE TRANSACTION BENEFITS.
(1)    At-Will Employment Status. Your employment with the Company is at the will of each party, is not for a specific term and can be terminated by you or by the Company at any time, with or without Cause, and with or without advance notice.
(2)    Severance. If: (i) the Company terminates your employment without Cause, you resign for Good Reason, and provided such termination or resignation, as applicable, qualifies as a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h) (each, a “Covered Termination”); and (ii) you sign, date, return to the Company within forty-five (45) days following the Covered Termination and allow to become effective a general release of all known and unknown claims in the form as shall be provided to you by the Company (which may, at the Company’s election, be contained in a separation agreement) (the “Release”); and (iii) if requested by the Board, you promptly tender your resignation as a director of the Board and your resignation from any director or officer of any Company subsidiary; then you will be eligible to receive, as your sole severance benefits (the “Severance Benefits”):
(a)    Base Salary Severance. You will receive cash severance equal to twelve (12) months of your base salary in effect as of the date of the Covered Termination (the “Termination Date”), subject to required payroll deductions and withholdings, paid in a lump sum within ten (10) business days after the effective date of the Release.
(b)    Additional Lump Sum Severance Bonus Payment. You will receive an additional lump sum cash severance payment, with the amount of such additional lump sum severance payment to be (i) the pro rata portion of the annual bonus for the year served to the Termination Date, less any amounts already paid for that year, such pro rata portion to be paid will be calculated by using the average percentage of your target bonus with respect to your quarterly bonus payments in that year (or if first quarter bonus has not yet been determined, the percentage target bonus paid for the prior year); plus (ii) target bonus for that year multiplied by the percentage equal to the actual bonus paid over the prior four quarters divided by target bonus for the prior four quarters (collectively, the “Additional Severance Payment”). If paid, the Additional Severance Payment will be subject to required payroll deductions and withholdings and paid in a lump sum within ten (10) business days after the effective date of the Release.
(c)    Health Insurance. If you timely elect continued group health insurance coverage pursuant to federal COBRA law or comparable state insurance laws (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue group health insurance coverage for you and your covered dependents (if applicable) at the level of coverage in effect as of the Termination Date, through the earlier of either (i) eighteen (18) months after the Termination Date, or (ii) the date that you become eligible for group health insurance coverage through another employer.  In the event you receive the Severance Benefits, you must promptly notify the Company in writing if you become eligible for group health insurance coverage through another employer within eighteen (18) months after the Termination Date.
(d)    Equity Award Acceleration and Extended Exercisability.   Subject to Section VI(3) below, you will receive accelerated vesting of the time-based component of any equity awards which are not fully vested (excluding any performance-related stock options or Performance Shares that have not been earned) as of the Termination Date (collectively, the “Equity Awards”), in the amount of twelve (12) months of vesting acceleration, effective as of the Termination Date, and with respect to Equity Awards that are stock options, each vested stock option shall remain exercisable for the lesser of (i) the maximum term provided in the option grant or (ii) the period ending nine (9) months following the Termination Date.

(3)    Corporate Transaction Benefits.
(a)    Accelerated Vesting. Immediately upon the closing of a Corporate Transaction, any specified performance target or other vesting condition, whether determined by passage of time or by reference to performance targets or operations of the Company or an Affiliate (as defined below), in any Equity Awards issued to you pursuant to any equity incentive plan of the Company shall immediately be deemed satisfied.
(b)    Severance In the Event of a Covered Termination Within Eighteen (18) Months After the Consummation of a Corporate Transaction. If: (i) within eighteen (18) months after the consummation of a Corporate Transaction, the Company terminates your employment without Cause or you resign for Good Reason (each, a “Covered Termination”), and provided such termination or resignation, as applicable, qualifies as a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h); and (ii) you sign, date, return to the Company within forty-five days following the Covered Termination and allow to become effective a general release of all known and unknown claims in the form as shall be provided to you by the Company (which may, at the Company’s election, be contained in a separation agreement) (the “Release”); and (iii) you promptly tender your resignation as a director on the Board and your resignation from any director or officer positions of any Company subsidiary; then, in lieu of the Severance Benefits set forth in Section VI(2) herein, you will be eligible to receive, as your sole severance benefits:
(A)    Base Salary Severance. You will receive cash severance equal to twelve (12) months of your base salary in effect as of the date of the Covered Termination (the “Termination Date”), subject to required payroll deductions and withholdings, paid in a lump sum within ten (10) business days after the effective date of the Release.
(B)    Additional Lump Sum Severance Bonus Payment. You will receive an additional lump sum cash severance payment in an amount equal to twelve (12) months of your then-current annual target bonus (the “Additional Severance Payment”). If paid, the Additional Severance Payment will be subject to required payroll deductions and withholdings and paid in a lump sum within ten (10) business days after the effective date of the Release.
(C)    Health Insurance. If you timely elect continued group health insurance coverage pursuant to federal COBRA law or comparable state insurance laws (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue group health insurance coverage for you and your covered dependents (if applicable) at the level of coverage in effect as of the Termination Date, through the earlier of either: (i) eighteen (18) months after the Termination Date; or (ii) the date that you become eligible for group health insurance through another employer. In the event you receive the Severance Benefits, you must promptly notify the Company in writing if you become eligible for group health insurance coverage through another employer within eighteen (18) months after the Termination Date.
(D)    Accounting and Tax Expenses. You will be reimbursed for amounts reasonably incurred by you for personal accounting and tax services in connection with a Corporate Transaction (even if such services are provided prior to the closing of the Corporate Transaction), up to a maximum of $15,000.
(4)    Definitions. For purposes of this Agreement, the following definitions will apply:
(a)    Definition of Affiliate. “Affiliate” means a “parent corporation” of the Company or a “subsidiary corporation” of the Company (whether now or hereafter existing), as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).
(b)    Definition of Cause. “Cause” shall mean the occurrence of any of the following (and only the following): (i) your conviction of any felony involving fraud or act of dishonesty against the Company or its Affiliates; (ii) conduct by you which, based upon good faith and reasonable factual investigation and determination of the Board, demonstrates gross unfitness to serve; or (iii) intentional, material violation by you of any contractual, statutory or fiduciary duty owed by you to the Company or its Affiliates.
(c)    Definition of Good Reason. “Good Reason” shall mean any of the following actions or events: (i) the Company requires you to relocate to a worksite that is more than sixty (60) miles from its principal executive office as of the Start Date; (ii) the Company materially reduces your base salary and bonus potential below its then-existing gross rate; or (iii) following a Corporate Transaction, you are not the Chief Executive Officer of the surviving entity (unless you agree in writing not to be the Chief Executive Officer of the surviving entity), or otherwise have your duties/responsibilities materially reduced as a result of the Corporate Transaction. A Corporate Transaction which results in the Company being private in which you remain as Chief Executive Officer does not constitute a material reduction in responsibilities. Notwithstanding the foregoing, in order to qualify as “Good Reason,” you must submit to the Company or its successor (as applicable) a written notice, within ninety (90) days after the initial occurrence of any of the actions or events described in the preceding sentence, describing the applicable actions or events, and provide the Company or its successor with at least thirty (30) days from its receipt of your written notice in which to cure such actions or events prior to termination of your employment, and provided that, your employment must terminate no later than twelve (12) months after the applicable actions or events described in (i), (ii) and (iii) above.
(d)     Definition of Corporate Transaction. “Corporate Transaction” shall mean the occurrence of either of the following events: (i) the sale of all or substantially all of the assets of the Company; or (ii) a merger of the Company with or into another entity in which the stockholders of the Company immediately prior to the closing of the transaction own less than a majority of the ownership interest of the Company immediately following such closing; provided, however, for purposes of determining whether the stockholders of the Company prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards.
VII.    PARACHUTE PAYMENTS AND DEFERRED COMPENSATION.
(1)    Parachute Payments. If any payment or benefit you would receive from the Company pursuant to a Corporate Transaction or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in a manner necessary to provide you with the greatest economic benefit. If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata. The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder, and any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.
(2)    Deferred Compensation. All payments provided under this Agreement are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). The cash severance payment provided under Section VII(2) shall be paid no later than the later of: (i) December 31st of the calendar year in which the Covered Termination occurs, or (ii) the fifteenth (15th) day of the third calendar month following the date of the Covered Termination. It is the intention of the preceding sentence to apply the “short-term deferral rule” set forth in Treasury Regulation Section 1.409A-1(b)(4) to such payments.
VIII.    MISCELLANEOUS.
(1)    Attorneys’ Fees. The Company will reimburse your reasonable attorneys’ fees and costs associated with review of this Agreement, up to a maximum total reimbursement of $3,000 (in the aggregate). These expenses must be fully documented (including receipts) on a properly completed expense reimbursement report, and will be reimbursed within thirty (30) days after the Start Date.
(2)    Legal Right to Work. Your employment pursuant to this offer is contingent on you providing the Company with the legally required proof of your identity and authorization to work in the United States.
(3)    General Terms. This Agreement, including the attached Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. Changes in your employment terms, other than those expressly reserved herein to the Company’s or the Board’s discretion herein, can only be made in a writing approved by the Board and signed by a duly-authorized member of the Board and you. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original document, and facsimile signatures or those transmitted by PDF shall be equivalent to original signatures.
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Gary, we all look forward to working with you. Please signify your acceptance by signing and dating below and signing the Confidentiality Agreement, and returning both fully signed agreements to Mike Badgis within five (5) business days. If we do not receive these fully signed agreements from you within this timeframe, the Company’s offer contained herein will expire.
Sincerely,
IPASS INC.
By:
John Beletic
Chairman of the Board of Directors

Understood and Accepted By:

Gary Griffiths

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